Exhibit 99.1

NEWS RELEASE Contact: Gastar Exploration Ltd. J. Russell Porter, Chief Executive Officer 713-739-1800 / rporter@gastar.com

FOR IMMEDIATE RELEASE	Investor Relations Counsel: Lisa Elliott / Anne Pearson DRG&E: 713-529-6600 lelliott@drg-e.com / apearson@drg-e.com

GASTAR ANNOUNCES SALE OF
EAST TEXAS GATHERING SYSTEM

HOUSTON – November 17, 2009 – Gastar Exploration Ltd. (NYSE Amex: GST) announced today the sale of its majority interest in the Hilltop Resort Gathering System to US Infrastructure LP (“USI”).  Signing of definitive agreements and closing of the sale occurred simultaneously.  The Hilltop Resort Gathering System is comprised of 20 miles of natural gas pipeline connected to 24 Gastar-operated wells, which produce from the middle and lower Bossier and Knowles formations in East Texas.

Gastar received proceeds of approximately $21.7 million from the sale of these assets, net of costs and expenses associated with the transaction.

“The sale of our stake in the Hilltop system provides an attractive return on our investment and additional liquidity to pursue our drilling plans in East Texas and the Marcellus Shale while maintaining a very low level of leverage,” said J. Russell Porter, Gastar’s Chairman, CEO and President.  “We have a longstanding and successful relationship with the principals of USI, and we look forward to continuing to build on this strategic affiliation as they become our new gathering partner.”

About Gastar Exploration Ltd.

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America.  The Company pursues a strategy combining deep natural gas exploration and development with lower risk shale resource and CBM development.  The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas and Marcellus Shale play in West Virginia and Pennsylvania.  Gastar's CBM activities are conducted within the Powder River Basin of Wyoming.

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